EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of xG Technology, Inc. (the “Company”) on Form S-8 (File No. 333-193579), Form S-8 (File No. 333-203399), Form S-8 (File No. 333-205687), Form S-8 (File No. 333-206486), Form S-8 (File No. 333-208313), Form S-3 (File No. 333-197820) of our report dated April 14, 2016, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of the Company as of December 31, 2015 and for the year then ended, which report is included in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Marcum llp

Marcum LLP

New York, NY

April 14, 2016